Form 8-K

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report(Date of earliest event reported):
                                October 31, 2000


                            WESTMORELAND COAL COMPANY
                            -------------------------
             (Exact name of registrant as specified in its charter)


          DELAWARE                       0-752                    23-1128670
          --------                       -----                    ----------
(State or other jurisdiction       (Commission File           (I.R.S. Employer
    of incorporation or                  Number              Identification No.)
       organization)


2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado       80903
--------------------------------------------------------------       -----
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number,
   including area code:                            719-442-2600
                                                   ------------

Item 5.     Other Events

     Westmoreland Coal Company announced today that Michael Armstrong had joined its Board of Directors. Mr. Armstrong, 49, is a private investor specializing in value investment situations and owns 11,334 depositary shares, each representing one-quarter of a share of Westmoreland's Series A Convertible Exchangeable Preferred Stock. Mr. Armstrong was formerly a licensed stockbroker with Quinn Southwest (a division of Southwest Securities, Inc.) in Santa Fe, NM, and has worked in the accounting and tax fields in Australia and the United Kingdom.

Item 7. Financial Statements and Exhibits

            (c) Exhibits

            Exhibit 99.7 -- Press release dated October 31, 2000.


                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                         WESTMORELAND COAL COMPANY



Date: October 31, 2000              /s/ Robert J. Jaeger
                                    --------------------------
                                    By: Robert J. Jaeger
                                    Senior Vice President-Finance
                                    and Treasurer

<PAGE 1>
Exhibit 99.7

                       Westmoreland Announces Appointment
                        Of New Preferred Stock Director;
                         Seeks Second Preferred Director


Colorado Springs, CO - October 31, 2000 - Westmoreland Coal Company (AMEX: WLB) announced today that Michael Armstrong had joined its Board of Directors. Mr. Armstrong, 49, is a private investor specializing in value investment situations and owns 11,334 depositary shares, each representing one-quarter of a share of Westmoreland's Series A Convertible Exchangeable Preferred Stock. Mr. Armstrong was formerly a licensed stockbroker with Quinn Southwest (a division of Southwest Securities, Inc.) in Santa Fe, NM, and has worked in the accounting and tax fields in Australia and the United Kingdom. Mr. Armstrong was brought to the attention of the Company as a potential Board candidate by a representative of Quinn Southwest. Customers of Quinn Southwest hold approximately 24% of the total outstanding preferred shares in their accounts.

Mr. Armstrong joined the Board as a preferred stock director. Under the terms of the Certificate of Designation governing the Series A Preferred Stock, the holders of such stock are entitled to elect two members of the Company's Board when there are six or more accumulated but unpaid preferred stock dividends. The holders of the Series A Preferred Stock have elected directors to Westmoreland's Board since 1996.

Mr. Armstrong's appointment occurred at the request of Robert E. Killen and James W. Sight. Messrs. Killen and Sight voluntarily resigned from their preferred seats on the board in order to permit the appointment of individuals who have significant preferred stockholdings as preferred stock directors. At the request of the Company's directors, Messrs. Killen and Sight have agreed to remain on the Board as directors at large. Messrs. Killen and Sight were elected to the Board as preferred stock directors in 1996 with the support of the Company's then-largest preferred stockholder. They were reelected in June 2000 at the Company's annual meeting with the favorable votes of the holders of approximately 75% of the preferred shares voting at the meeting. Following the annual meeting, a consent solicitation was initiated by a dissident group, the Committee to Enhance Share Value ("Committee"), to remove Messrs. Killen and Sight from their preferred seats on the Board. On October 26, the independent inspector of elections reported that the Committee had obtained an insufficient number of valid consents during the statutory period of solicitation to remove Messrs. Killen and Sight from the Board.

In announcing Mr. Armstrong's appointment, and consistent with the Company's repeated efforts to reach a compromise with the Committee, Westmoreland renewed its invitation to Mr. Guy Dove to join the Company's Board as the second preferred stock director. Mr. Dove is one of the three members of the Committee. Christopher K. Seglem, Westmoreland's Chairman, President and CEO said, "The Company continues to seek a compromise in the hope that it can put this issue behind us and turn full attention to implementing our exciting strategic business plan which we believe will benefit all shareholders."

In addition, the Company has requested that preferred stockholders call to its attention potential candidates to fill the vacant preferred stock directorship. The Company intends to consider these candidates if Mr. Dove fails to accept the Company's offer promptly. Potential candidates should own significant shares of preferred stock and meet the criteria for service on the Board of a public company.

Messrs. Killen and Sight noted, "We deeply appreciate the support we have received from stockholders over the past several years. And we remain committed to addressing the interests of both preferred and common stockholders by helping Westmoreland achieve long-term, sustainable profitability through continued implementation of its exciting growth plan. We understand that many preferred stockholders would prefer to be represented by individuals who own more preferred shares than we do, and we believe the board realignment announced today helps makes that possible."

Mr. Seglem added, "We applaud Messrs. Killen and Sight for their sensitivity to preferred stockholders' wishes and thank them for their outstanding service on our Board over the past years. Their commitment to all stockholders, including preferred stockholders, is unquestionable, and their knowledge of the Company and its strategies is irreplaceable. We deeply appreciate their willingness to remain on the Board."

Westmoreland Coal Company, headquartered in Colorado Springs, is the oldest independent coal company in the United States. It is implementing a strategic plan for expansion and growth through the acquisition and development of opportunities in the changing energy marketplace. With over $200 million in available tax loss carryforwards (NOLs), the Company hopes to enjoy near pre-tax levels of cash flow from profitable operation. In the last several weeks, Westmoreland has made several announcements relative to its progress in this regard. On September 15, the Company announced an agreement to acquire Montana Power's coal business for $138 million, and on September 28, the Company announced an agreement to acquire the coal operations of Knife River Corporation for $28.8 million. The Company's existing operations include Powder River Basin coal mining through its 80%-owned subsidiary Westmoreland Resources, Inc. and independent power production through its wholly owned subsidiary Westmoreland Energy, Inc. The Company also holds a 20% interest in Dominion Terminal Associates, a coal shipping and terminal facility in Newport News, Virginia.


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             Investor and Media Contact: Diane Jones (719) 442-2600